Exhibit 10.1

FLORIDA COOPERATING BUSINESS BROKERS ASSOCIATION
ASSET PURCHASE & SALE CONTRACT AND RECEIPT

1. PURCHASE & SALE: _Twin Peaks Software, Inc._____________________________ (herein referred to as "Buyer"), hereby offers and agrees to purchase from __K9 Bytes, Inc.______________________________ (herein referred to as "Seller"), upon terms and conditions hereinafter set forth, the tangible and intangible assets of the business known as: _K9Bytes, Inc_________________ _____________________________________, located at __4809 E. Busch Blvd. Suite 106 Tampa, FL 33617____________________________________, including but not limited to, all furniture, fixtures, equipment, tangible assets set forth in Schedule A, general intangibles, and inventory and accounts receivable (where applicable).

$205,000	A. Total Purchase Price payable as follows:
	Includes Real Estate:	Yes	No (If Yes, attach Schedule G)
B. By earnest money deposit held in escrow by Neil S. Schecht, Attorney at Law
$5,000
“Escrow Agent” (as evidenced by attached copy of check). Escrow Agent shall be Neil S.
Schecht , Attorney at Law , whose address is 3630 W. Kennedy Blvd. Tampa,
FL 33609 and phone number is 813 353 9500 and fax
number is 813 350 0300 .
C. As additional deposit upon acceptance of offer by Seller, to be received in the form of a
$0.00
check within 3 (Three) days by Escrow Agent (for purposes of this contract, except where noted, all days will refer to calendar days).
D. By a duly executed Promissory Note, in a form reasonably acceptable to both parties, as
$30,750
set out in Promissory Note.
Attach Schedule C.
E. By third party financing.
$154,250
Attach Schedule D.
F. By cash, locally drawn certified or cashier’s check, or wire transfer payable to Closing
$15,000
Agent at or before Closing.
G. Other – See addendum for details.
$0.00
H. Total Purchase Price
$205,000

2. ADDENDUMS:
xAsset List Schedule A	☒Third Party Financing Schedule D	☐Real Estate Schedule G
☐Other Assets Schedule B	☐Assumed Liabilities Schedule E	☐Work in Progress Schedule H
☒Promissory Note Schedule C	☐Litigation Schedule F	☐Immigration Visa Schedule I

3. ACCEPTANCE OF OFFER AND COUNTEROFFER: Buyer’s offer shall remain open for Seller’s written acceptance on or before: 11:59 o’clock P M on The date that is 7 days after offer submittal by Buyer as evidenced by Buyer signature and date on this agreement, Seller shall accept this offer by executing this Asset Purchase Contract and Receipt and deliver to Broker. If Seller fails to accept Buyer’s Offer, at Buyer’s option, the earnest money deposit shall be returned to Buyer and this offer withdrawn. Unless otherwise stated, the time for acceptance of any counteroffer shall be two (2) business days excluding any holidays.

4. CLOSING DATE: Closing Date for this sale shall be on October 28, 2011, or alternatively 5 (Five) Days from expiration of Due Diligence Period, pursuant to paragraph 12 hereof, or before if mutually consented in writing by Buyer and Seller.

5. CLOSING AGENT, COSTS AND PRORATIONS: The parties hereby appoint Neil Schecht, Attorney at Law as Closing Agent to receive, deposit and distribute funds for the parties as set forth in this Contract. The parties agree that the Closing Agent shall prepare and obtain escrow instructions, closing documents and instruments evidencing the terms and conditions of this transaction as are required for the closing and conduct the closing and provide for recording of the documents. Buyer and Seller agree to execute said documents as are reasonably requested by the Closing Agent and each is to pay one-half (1/2) of Closing Agent’s fees and Closing Agent’s expenses. In the absence of any agreement, between the parties, closing expenses such as judgment and lien searches, documentary stamp taxes and the recording of UCC-1 financing statements in County and State records will be allocated according to local custom. Documentary stamps, intangible tax, recording of the UCC-1’s and any other fees related to Buyer’s financing of the transaction shall be paid by the Buyer. Such expenses shall include a judgment and lien search, documentary stamp taxes and the recoding of UCC-1 financing statements in County and State records. Such closing documents shall include Seller(s) and Buyer(s) Affidavits, Closing Agreement, Bill of Sale, Promissory Notes, Security Agreement, Closing Statements, and other documents as may be necessary, in the opinion of the Closing Agent, to effectuate the transaction. The parties agree that the Closing Agent shall not be representing either Seller or Buyer. All transferable taxes, insurance, licenses, rents, utilities and any other customarily prorated items shall be prorated as of the date of Closing.

6. INCORPORATION BY BUYER AND ASSIGNMENT OF CONTRACT: It is acknowledged and agreed that Buyer may elect to incorporate. In such event, the Buyer shall assign this Contract to the newly formed corporation. Buyer shall cause the corporation to ratify and adopt the terms and conditions of this Contract. The original Buyer shall continue to be personally liable for the performance of the terms, covenants and conditions herein. In the event the Buyer is a corporation, the signatory to this Agreement shall, in addition to the corporation, be personally liable for the performance of the terms, conditions and covenants contained herein. This contract may not be assigned to any other entity without the approval of the seller. “Corporation” in this context shall also include a Limited Liability Company or “Sub S’ Corporation.

7. BUSINESS TRADE NAME: Seller hereby grants Buyer, effective with Closing of this sale, any and all rights held by Seller in the Trade Name, K9 Bytes, Inc.and/or in the Web Domain Name(s), if any, and any variations thereof. Seller hereby waives any rights thereto, and shall not, after Closing, make use of such names and/or Web Domain Name(s), directly or indirectly. If corporate and/or business Trade Name(s) of Seller are the same or similar, Seller shall be obligated to change its corporate name to a name unrelated to such name within thirty (30) days of closing.

8. WARRANTY, INDEMNIFICATION AND RIGHT OF SET-OFF: Seller warrants and represents that all outstanding liabilities of the Business, except as specifically set forth herein on Schedule E, shall be paid in full pursuant to Closing of this sale and that Buyer shall receive possession of the Business assets free and clear of any encumbrances, other than security interests which may be created pursuant to this transaction. Seller indemnifies Buyer and shall hold Buyer harmless from all above mentioned existing liabilities, debts, claims, actions, losses, damages and attorney's fees, existing or that may arise from, or be related to Seller's past operation and ownership of the Business, except those assumed by Buyer as set forth on Schedule E. In the event Buyer should become aware of any such claims against the Business not disclosed by Seller, Buyer shall promptly notify Seller in writing of such claims. In the event Seller does not satisfy said claims, such claims shall be deducted from Seller’s proceeds at Closing, or Buyer may, at its sole option, subsequent to Closing, pay such claims and receive full credit against the next payment(s) due under any Promissory Note owed to Seller pursuant to this contract. In the event that there is no Promissory Note owed to Seller, the Parties agree that Closing Agent shall retain $N/A from Seller's closing proceeds for a period of N/A (N/A) months to secure Seller's indemnification responsibilities as provided herein. Closing Agent is hereby directed to pay Seller all funds remaining upon the expiration of the holding period except in the event of a dispute.

9. INVENTORY OF GOODS: Inventory included	xYes	No.

If yes, it is agreed that inventory of marketable goods to be included in Total Purchase Price shall be $Estimated 1,000, at Seller’s cost, as evidenced by invoices. Buyer and Seller shall take an itemized physical count of these goods prior to Closing, and an increase or decrease as compared to this amount shall adjust the Total Purchase Price. In no event shall this adjustment amount exceed $1,000 of the stated amount. Where applicable, an Increase shall be added to the Promissory Note owed to Seller, and if one does not exist then Seller agrees to finance this amount payable in 12, (Twelve) equal monthly installments, first payment commencing thirty (30) days after Closing, with interest at the rate of 6% per annum, and a Decrease shall reduce cash at closing.

10.	ACCOUNTS RECEIVABLE:

[  ]A. Accounts Receivable of the Business for work done, or goods sold to date of Closing (hereinafter, referred to as “Seller's Accounts Receivable”) shall be retained by Seller and are not assets conveyed to Buyer in this transaction. Buyer will forward to Seller any payments received by Buyer with respect to Seller's Accounts Receivable, will cooperate with Seller in providing any and all correspondence, or other documents received by Buyer with respect to Seller's Accounts Receivable, and will otherwise cooperate with Seller in enabling Seller to collect Seller's Accounts Receivable.

[ X ]B. It is agreed that Seller's Accounts Receivable of $25,483.31 is included in Total Purchase Price. Details of these receivables include name, account number, amount and aging, and shall be delivered to Buyer at Closing. Any increase or decrease before Closing, as compared to this amount, shall adjust Total Purchase Price. Where applicable, any increase shall be added to Promissory Note owed to Seller, and if one does not exist then Seller agrees to finance this amount payable in n/a, (n/a) equal monthly installments, commencing thirty (30) days after Closing, with interest at the rate of n/a% per annum, and a decrease shall reduce cash at closing. All Accounts Receivable transferred shall be fully guaranteed by Seller, and if uncollectible within 180 days, may be set-off against next payment(s) due from Promissory Note owed to Seller, where one exists. In the event that there is no Promissory Note owed to Seller, the Parties agree that Closing Agent shall retain $n/a from Seller's closing proceeds for a period of n/a (n/a) days to secure Seller's indemnification responsibilities.

11. ACCOUNTS PAYABLE: All Accounts Payable accruing to date of Closing of sale shall remain the responsibility of Seller and are not included in this sale unless agreed to by both parties and noted in Schedule E. Immediately from and after Closing of this sale, all subsequent Accounts Payable shall be the sole responsibility of Buyer.

12. BUYER’S INFORMATION: Buyer agrees to provide Seller, at Seller’s request, Buyer’s financial statements and other credit information that Seller deems necessary to proceed with the Business Information Due Diligence process, as per paragraph 13 below, and as a condition of providing Seller financing, if any, as per this contract.

13. DUE DILIGENCE: Seller warrants that all information supplied to Buyer by Seller is true and correct and is a fair and accurate representation of financial condition and results of operation of the Business. From Effective Date, Buyer shall, at its option, have 3 (Three) business days (five days, if left blank) to request through Broker in writing, any of Seller’s business information, and financial documents necessary to verify all the Seller’s Business Information supplied by Seller to Buyer, including a copy of any existing lease(s). Seller shall have 3 (Three) business days (five days, if left blank) to furnish all requested information and Buyer shall have 20 (Twenty) business days (seven days, if left blank) hereinafter referred to as “Due Diligence Period,” after receipt of said documents to verify this information. Buyer shall have right to cancel this transaction, in its sole discretion, if Seller fails to provide requested information, or if Buyer becomes aware that Business has not adhered to generally accepted business standards, or if there is a ten (10) percent negative variance from any of the financial information originally provided by Seller. Such notice of cancellation must be submitted in writing to Broker prior to expiration of Due Diligence Period, and all deposits shall be immediately returned to Buyer, and this Contract shall become null and void. Failure of Buyer to notify Broker within time specified shall constitute Buyer's waiver of this provision. Buyer agrees to return all information supplied by Seller for the Due Diligence Period at time of written cancellation. Until the closing of this transaction or indefinitely upon cancellation of this Contract, the parties shall not disclose or communicate any “Confidential Information” of prospective Buyer or Seller to any person or entity other than Buyer’s or Seller’s attorneys, accountants, or real estate and business consultants, nor use said Confidential Information for any purpose or reason other than negotiating and closing of the proposed transaction. For purpose of the preceding sentence, “Confidential Information” means, but is not limited to, any information regarding Seller’s business methods, business policies, procedures, techniques, research or development projects or results, sales information of any kind, financial information of any kind including the price and terms of the proposed transaction, Seller’s accounts and customer lists, trade secrets or other knowledge or information possessed by Seller, which is not generally known to individuals outside of Seller, including Seller’s officers, employees, consultants, and advisors.

14. BUYER’S ACKNOWLEDGMENT: Buyer hereby acknowledges that Buyer is relying solely on Buyer’s own inspection of the Business and the representations of Seller regarding the prior Business operating history, the value of the assets being purchased and all other material facts. Broker(s) neither represented nor warranted the accuracy of any facts, figures, books, records, memoranda, financial information or data, of any kind, concerning the operations of Seller. Broker has not conducted any independent investigation whatsoever of the Business and the information provided by Seller to Broker. Moreover, Buyer acknowledges that Broker has not verified any of the representation made by Seller.

15. SELLER’S ACKNOWLEDGMENT: Seller acknowledges that Broker made no representations concerning the creditworthiness, integrity or ability of Buyer to complete this transaction. Seller has relied solely on Buyer’s representations with respect thereto. Seller acknowledges that the Broker has performed all its duties pursuant to the listing agreement and has earned its compensation as set forth therein.

16. FAMILIARIZATION: Joshua Candamo ______________________ agrees to spend, at no cost to Buyer, _See Paragraph 48______________ ( ) days commencing after Closing Date, during normal business hours, in an advisory capacity only to assist Buyer and its employees in the orderly transfer of the Business.

17. NON-COMPETITION: Seller, if an entity, all of its principle shareholders, directors, officers, members or partners, shall enter into a valid Non-Competition agreement protecting all of the legitimate business interests conveyed by Seller to Buyer under this Contract for purposes of this paragraph only. This Contract shall comply with provisions of Section 542.335, Florida Statutes. Restraint shall be reasonable as to time, place and manner of enforcement. Seller agrees not to compete, directly, indirectly or in any manner, or engage in a business similar to the Business being purchased, nor aid or assist anyone else, except Buyer, to do so within these limits, nor solicit in any manner any accounts or customers of the Business, nor employ or contact any employee of the Business, nor have any interest, directly or indirectly, in such a business except as an employee of Buyer, provided, however, that Buyer’s right to enforce this portion shall terminate in the event that Buyer is in default under any material term of this Contract or of the closing documents. Restraint associated with this contract shall be enforceable for a period of 3 (Three) years effective from date of Closing, within ( ) miles of the Business being purchased or in the following geographic area See Paragraph 48. Buyer’s right to enforce this provision shall terminate in the event that Buyer is in default of any material term of this Contract that is not cured within sixty (60) days. The parties acknowledge that there are legitimate business interests justifying this restrictive covenant, and that covenant is reasonably necessary to protect the interest justifying the covenant.

18. BILL OF SALE: Seller shall deliver a Bill of Sale to Buyer at closing conveying all equipment, furniture, other personal property and fixtures included in this sale as per attached Schedule A. Seller warrants that it has good and marketable title, free and clear of all liens and encumbrances, except any liens or encumbrances disclosed herein. Seller shall additionally provide to Buyer a list as per attached Schedule B, if applicable, of all leased, loaned, or borrowed assets.

19. CONDITION OF EQUIPMENT: All equipment, furniture, fittings, personal property and fixtures included in this sale, as per attached Schedule A, are being purchased on an “as is” basis, without warranties of merchantability, or fitness for any particular purpose. However, at Closing of this transaction, all equipment shall be in good working condition. Buyer shall be responsible for inspecting said equipment, in order to determine that, as of date of Closing, said equipment is in good working condition. In the event that equipment is not in good working condition, Seller shall repair, or replace equipment.

20. LITIGATION: Except as noted herein on Schedule F, Seller represents and warrants that, to the best of its knowledge, there are no notifications of violations, and no litigation, or proceedings pending against, or relating directly or indirectly to the Business, its properties, or business activity, nor does Seller know, or have reasonable grounds to know of any basis of any such litigation, or proceedings relative to the Business, its properties, or business activity.

21. OPERATION OF BUSINESS PRIOR TO CLOSING: Seller hereby agrees, from date of execution of this contract to date of Closing, to carry on Business activities and operations of the Business diligently and in substantially the same manner as has been customary in the past, and shall not remove any item with the exception of product inventory sold in the normal course of Business. Seller warrants that the licenses and permits necessary to operate the Business are current.

22. LEASE OF PREMISES: No less than ten (14) days prior to the Closing Date, Seller shall assist Buyer in obtaining an assignment of current lease for the business premises and Buyer shall assume said lease with Landlord’s written consent where required. Buyer further agrees to furnish to Landlord personal and/or corporate financial statements, or any other documentation that Landlord may require for its consent. Furthermore, the Seller agrees to remain responsible for the lease should the Landlord so require. Alternatively, at Buyer’s option, Seller shall assist Buyer in obtaining a new lease on substantially similar terms and conditions as Seller’s existing lease, to be effective as of Closing Date. The parties acknowledge and agree that this Contract and closing of the intended transaction are subject to and conditioned upon Buyer obtaining an assignment of the existing lease of the Business premises, or obtaining a new lease under reasonable market terms and conditions. The parties shall equally pay any charges/fees imposed by landlord (application, transfer, assignment fees, etc.)

23. BUSINESS PREMISES: Until possession is transferred to Buyer at Closing, Seller agrees to maintain the Business premises, in substantially the same manner as has been customary in the past. Including heating, cooling, plumbing and electrical systems, built-in fixtures, together with all other equipment and assets included in this sale, in good working order, and to maintain and leave premises in a clean, orderly condition.

24. LOSS/DAMAGE: In the event there is any loss, or damage to the Business premises, or any of the improvements, systems, equipment, or other assets included in this sale at any time prior to Closing of this sale, the risk of loss shall be the Seller’s responsibility. Should such loss/damage have a material adverse effect on the Business, Buyer, at Buyer’s option, may choose to cancel this Contract. Such notice of cancellation must be submitted in writing to Broker in a timely manner, and all deposits shall be returned to Buyer and Contract shall become null and void. Immediately from and after Closing of this sale, all risk of loss, or damage shall be the Buyer’s responsibility.

25. BUSINESS DEPOSITS: Any and all amounts currently on deposit for benefit of the Business for utility services, leases, insurance, etc., are and shall remain the sole property of Seller and are not included as part of this transaction. Buyer shall, effective with Closing, deposit such amounts as are necessary to continue operation of the Business or Seller shall receive a credit for such deposits.

26. LICENSES AND PERMITS: Unless otherwise specified herein, Seller agrees to cooperate with Buyer in obtaining, at Buyer's expense, any licenses, permits, approvals or certificates necessary for continued operation of the Business. Seller warrants that, to the best of its knowledge, the Business and Premises meet, at time of Closing, all government regulations as to health, fire, zoning and other licensing laws. Seller shall bear the cost of repairs and/or alterations that are, or may be required to allow Buyer to operate the Business in a lawful manner.

27. PRORATIONS: All transferable taxes, insurance, licenses, rents, utilities, and other customarily prorated items, shall be prorated as of the Closing Date, with the Closing Date being the responsibility of the Seller.

28. BUSINESS RECORDS: At Closing of this sale, Seller shall deliver to Buyer copies of all customer accounts and records, and any other documents pertinent to operation of the Business which Seller may have. Such records shall include copies of those documents necessary to conduct business with suppliers and customers of the Business.

29. BUSINESS TELEPHONE/WEB DOMAIN NAME(S): Seller agrees to transfer to Buyer at Closing, and Buyer agrees to accept all of Seller's right, title, interest and responsibility for the Business telephone number(s), Yellow Pages advertising, Web Domain Name(s), and/or other advertising that refers to said telephone numbers and/or Web Domain Name(s).

30. BUSINESS MAIL: After Closing, Seller agrees that all mail relating to the Business shall be routed to Buyer, and Buyer agrees to promptly forward to Seller any mail personalized to Seller.

31. TAX DISCLOSURE: Buyer and Seller acknowledge that certain Federal Income Tax and State of Florida laws and taxes may be applicable to this transaction. Furthermore, article 212.10, of the Florida Statutes governs sales tax liability of parties involved in the sale or exchange of business assets. Broker discloses existence of the statutory provision as well as the potential transferee liability purported to be created therein, but specifically disclaims any responsibility to determine extent to which the statutory provision is applicable herein. Broker advises the parties to seek the assistance of independent counsel. The parties acknowledge that Broker has advised them to seek advice as to the allocation of the purchase price and complete IRS form 8594 as is required by law.

32. CONTRACT REVIEW: From date of acceptance of this contract, Buyer and Seller shall have five (5) Business days to have this contract, which includes any addenda or amendments to it, reviewed by their respective attorneys to verify that the form and language only used herein adequately protects their respective clients and to have the necessary changes made within such time, so long as the substance of and material terms in this contract remain unchanged. If either party seeks to modify this contract, such modifications must be submitted in writing to the other party and Broker within five (5) days from the Effective Date. In any event any such modifications may not in any way alter the basic terms and conditions of this contract.

33. DEFAULT: In the event either party should default under this Contract, the other party shall have the right to enforce this contract pursuant to paragraph 46. In the event of Seller’s breach of this Contract, Buyer shall be entitled to the return of its deposit monies. In the event of Buyer’s breach of this Contract, Buyer’s deposit monies shall be forfeited. Nothing in this provision shall be construed to limit either Seller’s or Buyer’s right to pursue legal remedies against the other party. Broker’s compensation shall be due and payable upon demand, regardless of whether Seller or Buyer should default subsequent to waiver of all contingencies.

34. ESCROW: Escrow Agent shall hold deposits in an escrow account, which will not bear interest and subject to clearance, dispense deposits in accordance with the terms of this contract. In the event of a dispute between Buyer, Seller and/or Broker, which may involve funds held in escrow by Escrow Agent, all parties shall agree to be bound under terms of Paragraph 44 hereunder. Broker, if Escrow Agent, shall notify the Florida Real Estate Commission of such escrow dispute in accordance with chapter 475 of Florida Statutes. The Escrow Agent shall not be responsible for any acts or omissions unless it is the result of intentional wrongdoing and the Escrow Agent shall have no liability upon making delivery of any funds or documents which the Escrow Agent holds in accordance with this contract.

35. WAIVER: No waiver of any provisions of this contract shall be effective unless delivered in writing, signed by the party against whom it is asserted and any such waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing waiver.

36. SEVERABILITY: In the event that any of the terms, conditions or covenants of this Contract are held to be unenforceable or invalid by any court of competent jurisdiction, validity and enforceability of the remaining provisions, or portions thereof shall not be affected thereby and effect shall be given to the remaining provisions.

37. SURVIVABILITY OF CONTRACT: The parties acknowledge this contract shall survive Closing of this transaction as to terms and conditions herein. The parties hereto acknowledge that this contract, including all covenants, representations, warranties and agreements, shall survive the Closing of this transaction.

38. ENTIRE AGREEMENT: This Asset Purchase and Sale Contract including any addenda or amendments to it, constitutes the entire agreement and understanding of the parties and cannot be modified except in writing executed by all parties. All representations made herein shall survive the Closing.

39. TYPEWRITTEN OR HANDWRITTEN PROVISIONS: Typewritten or handwritten provisions inserted in this form and acknowledged by the parties as evidenced by their initials shall control all printed conflicting provisions.

40. PARAGRAPH HEADLINES: Captions and paragraph headlines in this contract are for convenience and reference only and do not define, describe, extend or limit the scope or intent of this contract or any provision herein.

41. ENVIRONMENTAL: The parties acknowledge that they are aware of health, liability, and economic impact of environmental matters relative to real estate transactions, which may include the sale of the Business or lease of premises where the Business is conducted. Broker specifically records that it does not conduct, advise and/or have any knowledge of environmental matters nor does it undertake or conduct analyses. The parties are urged to retain qualified environmental professionals to determine whether any hazardous toxic wastes, substances or other undesirable materials or conditions exist on the property and if so, whether any health danger or other liability exists. Such substances may have been used on the construction or operation of the Business or buildings or may be present as a result of previous activities on the property. Various laws and regulations have been enacted at the Federal, State and local levels dealing with use, storage, handling, removal, transport and disposal of toxic or hazardous wastes and substances. Depending upon past, current and proposed uses of the property, the parties acknowledge that it is prudent to retain an environmental expert to conduct a site investigation and/or building inspection. If hazardous or toxic substances exist at the property, special governmental approvals or permits may be required. In addition, cost of removal and disposal of such materials may be substantial. Consequently, legal counsel and technical experts should be consulted where these substances are or may be present.

42. AUTHORITY: The undersigned have full authority to enter into this Contract and to conclude the transaction described herein. No agreement to which either Buyer or Seller is a party prevents either of them from concluding this transaction, nor is consent of any third party required. In the event Buyer is a corporation, the signatory to this Contract shall, in addition to the corporation, be personally liable for performance of all terms, conditions, and covenants.

43. BINDING EFFECT: This contract shall bind and inure to the benefit of successors, assigns, personal representatives, heirs and legatees of the parties hereto.

44. GOVERNING LAW: This Contract shall be governed by laws of the State of Florida and the parties specifically agree to submit any claim arising out of or relating to this contract, to resolution by a Court of competent jurisdiction. The parties agree that jurisdiction and venue shall be in _Hillborough County, Florida. In the event of litigation, prevailing party shall be entitled to an award of its attorney’s fees and costs. The Broker shall be entitled to all information and copies of all filings, pleadings, rulings and documents relating to the lawsuit from the parties within 5 days after such papers are issued without costs.

45. EFFECTIVE DATE/DAYS/TIME: Effective Date of this Contract is September 26, 2011. All reference to days in this contract shall mean calendar days except as otherwise noted. Time is of the essence in this Contract.

46.  COMPENSATION AND DISCLAIMER: Consistent with the provisions of Chapter 475, Florida Statutes,  Seller recognizes and acknowledges that David B. Lylis, and , is/are Broker(s) for this transaction and have earned their compensation, payable, at Broker’s discretion. Broker shall be deemed to include all and any other brokers with whom Sunbelt Business Brokers is cooperating. Both Buyer and Seller further agree in terms of Section 475.42(1) (j) of the Florida Statutes, that the Broker, at Seller’s and Buyer’s expense, shall have the right to place any appropriate lien and encumbrance on the Business and/or Real Estate necessary to collect any compensation and this shall be the necessary authorization and consent as is required by the Statute. Buyer and Seller further grant Broker a security interest under the Florida Uniform Commercial Code in and to all furniture, fixtures, inventory, accounts receivable and general tangibles of the Business as security for such commissions due in the future arising out of any options which a Buyer may subsequently exercise, and authorize Broker to file this Contract as a financing statement to perfect such security interest. For the purpose hereof Buyer and Seller shall include any corporation, which they may assign any of their rights to.

47. UNDERSTANDING: The undersigned Buyer and Seller expressly acknowledge fully reading, understanding and receiving a true copy of this document and represent that they have full authority to enter into this Contract and to bind themselves to the terms herein. This is a legally binding and fully enforceable document. Read it carefully. If you do not understand it, consult an attorney and/or accountant. An electronic transmission of this document and any signatures shall be considered for all purposes as originals.

48.	See Rider to Asset Purcashe and Sale Contract attached

See Schedule C as referenced in Paragraph 1D and Rider to Schedule C attached
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THIS SPACE INTENTIONALLY LEFT BLANK – SIGNATURE PAGES FOLLOW

INSTRUCTIONS TO CLOSING AGENT: Both Seller and Buyer direct the Closing Agent to disburse at Closing the full amount of the brokerage fee specified in agreements with the parties and via any cooperative agreements between the brokers, unless such fees were retained from Escrow Funds or paid in advance in all or in part. For reference purposes, the participating licensees, their Agency Status and respective brokerage firms is printed below.

David B. Lylis
Broker Agent		David B. Lylis	Broker Agent
Selling Real Estate Licensee (Print)	Agency	Listing Real Estate Licensee (Print)	Agency Status
Status
Sunbelt Business Brokers, Inc.		Sunset Business Brokers of Tamara Bay
Selling Real Estate Firm		Listing Real Estate Firm

THIS IS A LEGALLY BINDING AND FULLY ENFORCEABLE CONTRACT, read it carefully. If you wish counsel then please seek assistance from an attorney and/or accountant prior to executing this document. Broker is not qualified to give legal or financial advice. A facsimile copy of this document and signatures shall be considered for all purposes as original.

DATED and RECEIVED on ______________ _______, _____ at the hour of ___________o'clock ___M.

The undersigned Buyer expressly acknowledges fully reading, understanding and receiving a copy of this document.

Twin Peak Software, Inc.		Street Address: 309 W. Washington St., Suite 1225
BUYER: Printed Name
By: /s/ Shaun Passley, President		City: Chicago State: IL Zip: 60606
Signature	Title, if a Corporation
By: Shaun Passley		Phone: (312) 955- 0512
Printed Name

By: /s/ Shaun Passley who personally guarantees Buyer’s performance of this Agreement.

SELLER'S ACCEPTANCE: I/we accept the foregoing offer and agree to sell the above-described business and assets on the terms and conditions of the contract. Seller acknowledges fully reading, understanding and receiving a copy of this document.

DATED and ACCEPTED on _________________   _____, ________ at the hour of ____________o'clock ___M.

K9 Bytes, Inc.		Address: Y809 E Busch Blvd. Ste 106
SELLER: Printed Name
By: Joshua Candamo, President		City: Tampa State: FL Zip: 33617
Signature	Title, if a Corporation
By: Joshua Candamo		Phone: (813) 600 - 8223
Printed Name

By: ____________________________________ who personally guarantees Seller’s performance of this Agreement.

COUNTER OFFER: Accepted subject to the following terms and conditions set forth below.   This Counter Offer shall be open for acceptance until

Total Purchase Price	Promissory Note	Real Estate Financing
Earnest Money	Assumption of Debt	Other
Additional Deposit	Third Party Financing	Cash at Closing

Furthermore, the provisions of the following paragraphs of the Contract shall be amended as follows:

Upon acceptance by Buyer, the terms above shall be deemed to amend and shall prevail over the terms contained in the Contract. All other terms of the Contract shall remain in full force and effect.

Seller:
Printed Name of Signatory	Corporate Name if applicable

Signature - who personally guarantees	Title if applicable
performance of this Contract
Address:	Phone:
BUYER ACCEPTANCE OF COUNTER OFFER:
Buyer:	Date:

SELLER'S REJECTION: [___] Seller rejects Buyer’s offer and declines to Counter Offer.

Date: _________________, ______	______________________________	_______________________
	Seller’s Signature	Seller’s Printed Name

ADDENDUM SCHEDULE

ADDENDUM: This Addendum shall be attached to and form a part of the Asset Purchase and Sale Contract by and between _________________________, Seller and ________________________, Buyer for the purchase of

____________________________________. The terms and conditions contained in this Addendum control this contract and should there be any discrepancies between this Addendum and the Contract then this Typewritten or Handwritten Addendum supersedes.

RIDER ATTACHED TO AND MADE A PART OF THAT
CERTAIN ASSET PURCHASE AND SALE CONTRACT (THE “CONTRACT”)
FOR THE PURCHASE OF THE ASSETS OF K9 BYTES, INC. BY AND BETWEEN TWIN PEAKS SOFTWARE, INC. (THE “PURCHASER” OR “BUYER”) AND
K9 BYTES, INC. (THE “SELLER”)

1.           In the event of a conflict between this Rider and the Contract to which it is attached, then, in all cases, the terms and conditions of this Rider shall control.

2.           This Contract, and Buyer’s obligation to close, are contingent upon Buyer obtaining a firm written commitment for a loan in the principal amount of $154,250.00 or such lesser sum as Buyer is willing to accept, at current market rates, and such other terms as may be acceptable to Buyer.  Buyer, at Buyer's expense will apply for a loan of $154,250.00 from an SBA approved lender within (10) days after the Effective Date and will utilize reasonable business efforts to obtain such financing on or prior to September 30, 2011, and will notify Seller as soon as reasonably practicable of acceptance or rejection of financing.  As evidence of Buyer’s good faith effort to obtain such financing, Buyer agrees to furnish a minimum of two (2) letters (or other written evidence of rejection such as e-mails) from banks or other financial institutions or sources of loans, that Buyer has not obtained financing.  If Buyer is unable to obtain such financing and so notifies Seller on or before September 30, 2011, the Contract shall be null and void and all amounts previously paid by Buyer shall be immediately returned to Buyer.

3.           The earnest money deposit shall be deposited into Escrow within three (3) business days after execution of this Rider.

4.           Anything in the Contract to the contrary notwithstanding, each party shall be responsible for its own attorney’s fees in this transaction.  The fee of Neil Schecht as escrow agent shall not exceed $1,500.00 per party.

5.           The Assets purchased by Buyer and included in the Contract, include without limitation, the intellectual property known as K9 Bytes Software, all telephone numbers, facsimile numbers, domain names, accounts receivable, customer lists, tangible and intangible assets, promotional materials, files and supplies, and such other personal property utilized in the operation of the business of Seller, whether or not specifically identified herein or by exhibit.  It is understood and agreed that the Purchaser is only purchasing the Assets of the Seller.  Accordingly, the Seller shall continue to be responsible for its liabilities, whether incurred prior to or after the Closing.

6.           Any credit to the Buyer or Seller resulting from changes to the Accounts Receivable shall be made at closing as a decrease or increase to the amount of the Promissory Note as Schedule C.

7.           The third and fourth sentences of Section 6 are deleted in their entirety.

8.           At or prior to Closing, Seller at Seller’s cost, will deliver to Buyer:

a.
Current Uniform Commercial Code and Federal and State Tax Lien searches (State and County) showing any liens of any nature that may affect the interest of Seller, and delivered to Buyer prior to closing (to be provided at Seller’s sole cost).  (Included with closing documents)

b.
Current State, Federal and Bankruptcy pending suit and judgment searches showing any judgments or suits that may affect the interest of Seller and delivered to Buyer prior to closing (to be provided at Seller’s sole cost); (Included with closing documents)

c.	An Affidavit listing all suppliers and creditors of Seller and amounts due, if any;

d.	A Stop Order or a satisfaction (tax clearance) of all sales, income and other taxes due from all applicable taxing authorities as of the actual date of Closing;

e.	A clearance from all applicable State departments regarding employment security/unemployment;

f.
Certified copies of resolutions of the Board of Directors of Seller and of the Shareholder of Seller (or the managers and members of Seller if Seller is a limited liability company) authorizing the transfer of Assets;

g.	Certified copy of Certificate of Good Standing of Seller and certified copy of appropriate resolutions; and

h.
Hold Harmless Agreement indemnifying Purchaser from and against any claim, loss, cost or expense (including, without limitation, attorney’s fees) arising from any and all tax liability over and above that which is set forth in a Stop Order.

9.           The Seller (or if Seller is a corporation or limited liability company or other similar entity, its shareholders, members or other owners, jointly and severally) warrant, represent and agree that:

a.
Standing.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, has the corporate power and authority to carry out its business as now being conducted, and has full power to execute, deliver and carry out the terms and provisions of this Agreement and all instruments and documents to be delivered by it pursuant to this Agreement, all of which have been delivered and validly authorized by all corporate action required to be taken by the Seller.

b.
Valid/Binding.  This Agreement constitutes the valid and binding obligation of the Seller and is enforceable in accordance with its terms except for the effect of bankruptcy, insolvency, moratorium or other laws affecting the rights and remedies of creditors.

c.	Clear Title. The Seller has now, and on the date of Closing will have good and marketable title to, and can convey the Assets, free and clear of all liens, claims, encumbrances, equities and charges.

The Seller has no liabilities which, if not paid or discharged, would become an obligation of the Purchaser payable out of the Assets or create a lien, claim, charge or encumbrance against the Assets.

d.
Financial Statements.  The sales figures, expense figures, financial statements, books of account and other financial information (hereafter, collectively, the “Statements”) delivered to or inspected by the Purchaser in connection with the transaction set forth herein are true and correct, to Seller's knowledge.  The Seller represents and warrants that said Statements were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior years.  To Seller's knowledge the Statements contain a full and complete record and account of the financial position and results of operations of the Seller, and truthfully set forth all liabilities, assets and other matters, if any, pertaining to the fiscal and financial condition of the business of the Seller through the date of said Statements.  Acceptance by the Purchaser of said Statements will not result in a waiver or limitation of the representations, warranties, indemnities or agreements made by the Seller in this Contract.

e.	An individual will be deemed to have knowledge of a particular fact or other matter (“Knowledge”) if:

(1)	that individual is actually aware of that fact or matter; or

(2)
a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonable investigation regarding the accuracy of any representation or warranty contained in this Agreement.

The Seller warrants and represents that there have been no material changes in the fiscal condition of the Seller’s business since the date of said Statements, nor will there be, prior to the Closing, except transactions in the normal course of business.

f.           Litigation; Claims; Compliance with Laws.  The Seller is not a party to any litigation, lawsuit, proceeding or other action, whetherin law or equity, through arbitration or otherwise, pending or threatened against either the Seller or the Assets, by or with any person or governmental agency or authority whatsoever except as set forth on Schedule 1, attached hereto and incorporated herein.  The Seller, to  Seller’s knowledge is in substantial compliance with every law, ordinance or governmental regulation applicable to its business, merchandise and equipment, and the employment of its employees.  The Seller, to the best of Seller’s knowledge and belief, has operated from its inception, and will continue to operate through the Closing, legally and in compliance with all conditions and requirements of all applicable zoning laws, federal, state and local permits, orders, franchises and consents.

g.           Contracts.  Except as set forth in Schedule 2, Seller is not a party to any contracts for outside services or maintenance, leases, permits,licenses, certificates, liens, pledges, security agreements, employee compensation, bonuses, retirement or fringe benefit contracts, orprograms, whether or not deferred; union contracts, sales or purchase contracts, prepaid contracts or coupons, or covenants not to compete on the part of the Seller, which are material to the continued conduct of the Seller’s business as now being conducted or with respect to which a default might materially and adversely affect its properties, business or financial condition.  Correct copies of all of the foregoing instruments, if any, have been furnished to the Purchaser.

h.           Conduct of Business.  Through the Closing, the Seller will carry on the operations of its business only in the ordinary course.  Inconnection therewith, the Seller:

(1)	Has continued and will continue to carry on the Seller’s business only in the ordinary course in accordance with its established practices without change.

(2)
Has permitted and will continue to permit the Purchaser and its representatives reasonable opportunities to examine and make copies of all the records, journals, books, contracts, and other documents or instruments of the Seller relating to its Assets and business and have furnished the Purchaser with reasonable information requested in connection therewith, and permitted the Purchaser’s representative from time to time to examine, during normal business hours or such other times as may have been agreed by the Purchaser and the Seller, the Assets of the Seller and the physical facilities within which the business is conducted.

(3)	Has used and will continue to use its best efforts to maintain and preserve the Seller’s business, its customers and business reputation.

(4)
Except as needed to maintain the ordinary course of business, has not, and will not, without the Purchaser’s written consent, make any capital expenditures, sold or sell any of the Assets transferred hereunder, cause any liens to be placed against any of the Assets transferred hereunder, or entered or enter into any transaction not in the ordinary course of business.

(5)
Seller shall maintain best efforts to maintain consumables as represented in this agreement (Schedule A)  used in the ordinary course of business, but shall not be held liable for the depletion of consumables up to the value of $250.

(6)
Has not increased and will not increase, without the Purchaser’s prior written consent, the salary paid to any employees of the Seller or made or make any payment or advances to any employee other than salary in the normal course of business.  Provided, however, that Purchaser shall have no obligation to retain any employee.

(7)	Seller shall maintain all prepaid maintenance contracts, if any, up to the date of closing and shall provide a credit to Buyer for the balance of the term of the contracts assigned to the Buyer at closing. A list identifying those contracts shall be part of Schedule A.

Prepaid Maintenance Contracts are not included as Accounts Receivable.  A separate credit for Prepaid Contracts shall be given to Buyer at closing, which credit is separate from the receivables or any adjustment of the Promissory Note based on the amount of the receivables at the time of closing.

i.           True Statements.  The representations and warranties of the Seller contained in this Agreement or in any exhibit or other document delivered by the Seller pursuant hereto, do not contain any untruestatement of a material fact or omit any statement of a material factnecessary to make the statements contained therein or herein not misleading.

j.             Representations Remade at Closing.  If the transaction contemplated by this Agreement are consummated at the Closing, all of the agreement, representations and warranties contained in this Agreement will be true and correct at and as of the Closing Date with the same force and effect as though made at and on said date and all of the agreements, representations and warranties shall survive the Closing.

10.           The Seller will indemnify and hold the Purchaser harmless from and against any and all claims, demands, suits, actions, judgments, expenses, losses and costs (including without limitation, reasonable attorney’s fees and costs) in excess of Two Thousand Dollars ($2,000.00 which may be payable by the Purchaser, as a result of:

a.	any material inaccuracy of any representation or the breach of any warranty, agreement or representation made herein by the Seller and/or the Shareholder.

b.
any failure by the Seller to perform or observe any term, provision, covenant, agreement, condition or obligation required to be performed or observed by the Seller and/or the Shareholder hereunder; or

c.
any debt, obligation or liability of the Seller not expressly assumed by the Purchaser hereunder or any lien, claim, encumbrance, equity or charge on or against the Assets not referred to herein or not assumed by the Purchaser existing on or prior to the date of the Closing.

Seller shall have liability only for the amount by which such damages exceed Two Thousand Dollars ($2,000.00).
Not in limitation of any other right or remedy, at law, equity or otherwise, of Purchaser, upon notice to Seller specifying in reasonable detail the basis therefore the Purchaser shall have the right to set-off against such sums, if any, which may from time to time become due to the Seller.

Purchaser will indemnify and hold harmless Seller, and will reimburse Seller, for any damages (including without limitation, reasonable attorney’s fees and costs) arising from or in connection with:

(a)           any breach of any representation or warranty made by Purchaser in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b)           any breach of any covenant or obligation of Purchaser in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(c)           any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such person with Purchaser (or any person acting on Purchaser's behalf) in connection with this transactions.

If the Closing occurs, Seller and shareholders will have liability (for indemnification or otherwise) with respect to any breach of (i) a covenant orobligation to be performed or complied with prior to the Closing Date or (ii) a representation or warranty as to which a claim may be made at any time, only if, on or before September 30, 2015, Purchaser notifies Seller or shareholders of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Purchaser.

11.           The remedies granted either party hereunder, and such remedies as may exist either at law and/or equity, shall be cumulative.

12.           The Contract and Purchaser’s obligation to close are contingent upon the granting of a lease to Purchaser for a term of five (5) years (or such other period reasonably acceptable to Purchaser), with an option for five (5) additional years, with rental payment of not more than the amount currently paid by Seller.  In the event Purchaser and the Landlord of the premises containing the business of Seller fail to agree on lease terms, then the Contract shall be null and void and all amounts deposited by Purchaser shall be immediately returned to Purchaser.

13.           Seller agrees that Seller will provide training to Purchaser and assist in directing key personnel (office manager and technical support IT lead) from 10:00 a.m. to 2:00 p.m. each week for a period of two (2) weeks after Closing (the “Initial Training Period”) and from 10:00 a.m. to noon for two (2) additional weeks thereafter (the “Secondary Training Period”) at no cost to Purchaser.  All key personnel must be present and available during normal business hours during any Training Period.  (The Initial Training Period and the Secondary Training Period are collectively, the “Training Period”).  Seller will be available for consultation with key personnel to direct training during normal business hours during the entire Training Period.  After the Training Period, Seller will be available for an additional thirty (30) days of telephonic or electronic consulting training at the rate of $75.00 per hour, in 30-minute increments, billed and paid at the end of any such training.  Section 16 of the Contract is deleted in its entirety.

14.           The Seller (and any owner, shareholder or member thereof) shall enter into a Covenant Not To Compete Agreement providing that said person will not engage, either directly or indirectly, in a competing business or solicit or service the customers of Seller during the Training Period and for a period of three (3) years from and after the Training Period.

15.           This Contract and Purchaser’s obligation to close, are contingent upon Purchaser’s approval of the condition of the Assets within twenty (20) days from the execution hereof (the “Inspection Period” or “Due Diligence Period”).  During the Inspection Period, Purchaser and its agents shall have the right to enter upon the Premises to inspect the Assets and to conduct investigations at its sole cost and expense.  Seller shall cooperate with Purchaser, or its agents, in arranging such inspections.  Without limitation of the foregoing, Purchaser or Purchaser’s accountants or both may review the Operating Reports and Income and Expense Statements, tax returns and other business, sales and financial data of Seller and, in connection therewith, Seller shall supply such documentation as Purchaser or Purchaser’s accountants or other agents may reasonably request to facilitate such review.  Purchaser shall conduct all such inspections and reviews in confidence and so as not to interfere unreasonably with the operation of the business.  If Purchaser does not approve the condition of the Assets or the business, for any reason in Purchaser’s sole discretion, Purchaser shall give Seller a notice of disapproval before expiration of the Inspection Period, and the Contract shall be deemed terminated and null and void and all deposits of Purchaser shall be immediately returned to Purchaser.

16.           All notices required to be given by the Contract shall be made in writing either:

a.	by personal delivery to the party requiring notice; or

b.	by facsimile, followed by the mailing of the notice along with the proof of transmission; or

c.	by mailing notice to the address of the party requiring notice, by certified mail, return receipt requested as follows:

If intended for the Seller: K9 Bytes, Inc.
Attn: Joshua Candamo
13383 Arbor Pointe Circle  204
Tampa, FL 33617

With a copy to: David Lanigan, P.A.
15310 Amberly Drive; Suite 250
Tampa, FL  33647

If intended for Purchaser:  Twin Peaks Software, Inc.
309 West Washington Street
Suite 1225
Chicago, Illinois  60606

With a copy to:  Daniel M. Loewenstein
Evans, Loewenstein, Shimanovsky
& Moscardini, Ltd.
130 South Jefferson Street, Suite 350
Chicago, Illinois  60661
Fax (312) 466-0819

or at such other address and to the attention of such other person as the parties shall give notice as herein provided.  All such notices, requests and other communications shall be deemed to have been sufficiently given, if by mail as set forth in c above, upon deposit with the United States Postal Service, whether actually received or not, or upon the date of delivery in a or b above.

17.           The parties agree to prorate telephone, electricity, gas, rents, security deposits, license fees for licenses assumed, insurance, prepayments for insurance assumed, prepaid expenses, etc. at Closing.

19.           The Contract shall not be assignable by the Seller.  The Purchaser shall have the absolute right and authority to assign this Agreement and all of its rights hereunder to any person, firm, corporation, limited liability company, or other entity and any such assignee shall be entitled to all of the rights and powers of the Purchaser hereunder.

20.           Neither the Contract nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought and then only to the extent set forth in such instrument.

21.           All of the representations, warranties and agreements made herein shall survive the execution of the Contract, the Closing and the transfer of title of the Assets.  and shall endure until September 30, 2015.

22.           The Contract (inclusive of this Rider) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and all prior agreements have been merged into this Agreement.  There are no understandings or agreements, verbal or otherwise, in relation thereto, existing or that are enforceable between the parties except as herein expressly set forth.

23.           The headings and titles used in the Contract have been inserted for convenience of reference only and are to be ignored in any construction or interpretation of the provisions hereof.

24.           The Contract shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, administrators, executors, successors and assigns.

25.           All sales, use and similar taxes as well as any and all filing and recording fees which may be imposed by law or otherwise in connection with the transfer of the Assets shall be paid by the Seller.

26.           The Contract (inclusive of this Rider) may be executed simultaneously in two or more counterparts, each of which shall constitute one and the same instrument.

27.           From time to time after the Closing, at the request of the Purchaser, the Seller will execute and deliver to the Purchaser such other documents, including but not limited to instruments of conveyance and transfer, as the Purchaser may reasonably require so as to more effectively convey, transfer and vest in the Purchaser title to the Assets.

28.           The Seller hereby represents and warrants to the Purchaser that Seller shall be fully responsible for all broker’s fees and commissions and expenses for Sunbelt Business Brokers of Tampa Bay.  Seller has not contracted with any other broker, intermediary, finder, or any other party in connection with this transaction.

29.           Gender references used herein shall be modified as required to meet the circumstances.  Whenever the context so requires, the plural shall include the singular and vice versa.

[Signature page attached]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SELLER: K9 BYTES, INC. A Florida Corporation By: /s/ Joshua Candamo Its: Joshua Condamo, President	PURCHASER: TWIN PEAKS SOFTWARE, INC. an Illinois corporation, By: /s/ Shaun Passley Its: Shaun Passley, President

Schedule A
Item	Size	Quantity	Brand	Model
K9 Bytes Software

Software Description: The K9 Koordinator is a complete management system for pet resorts (boarding kennels), pet daycare centers, and other providers of pet care services such as pet grooming and training. The K9 Koordinator was designed to efficiently and easily manage scheduling, clients, pet information, services, and retail information. The K9 Koordinator (all versions except Corporate) was developed using VB6 and a MS Access database. The K9 Koordinator Corporate version was developed using VB6 and a MS SQL Server Express database. Our intellectual property includes source code for the K9 Koordinator as well as all modules that interface with the K9 Koordinator developed by K9 Bytes, namely payment integration module, QuickBooks uplink, Biometric Manager, Pet Tracker, K9 Kiosk, and Electronic Signature. The QuickBooks up-link manager was developed using VB.NET and a MS SQL Server  Express database used for up-link settings configuration. Intellectual property includes all reports developed with Crystal reports 10 for all VB6 applications. intellectual property includes source code for K9 Bytes CRM (customer relations management system that links our technical support, website, and support tickets generated by clients). The CRM was developed using .NET C#, MS SQL Server Express. Intellectual property includes source code for the partially developed K9 Konnect (unfinished software for future release) to manage online (web-based) reservation scheduling and client control. The K9 Konnect was developed using VB.NET, Ajax, and MS SQL Server Express

FF&E
Monitor	14"	1	Sony	SDM-M81
Keyboard	Used	1	DELL	SK 8115
CPU	Used	1	DELL	Dimension 3000
Printer	Used	1	Epson	Photo R280
Laser Printer	Used	1	HP	CP3525dn
2 Line Phone	Used	1	AT&T	983
Monitor	15"	1	DELL
Keybord	Used	1	Logitech	SK2930
CPU	Used	1	Asus	T3-P5G965
Printer	Used	1	HP	OfficejetPro 8500
Sellador de Discos	Used	1	Seal-A-Tron	Repak
Master Heat Gun	Used	1	Master Appla Corp	HG-301A
AC Mulitiples	Used	5	Staples
Microwave Oven	Used	1	Sumbean	SMW750
Trash Cans	Used	3	Walmart	Desk
Cash Drawer	Used	1	Apg	S400
Kiosk	Used	1	K9Bytes	Show Display
Pole Display (Demo)	Used	1	Logic Controls	PD3000-BK
Collar Printer Pet Detect (Demo)	Used	1	Star	TSP700
Barcode Scanner	Used	1	Motorola	Ls2208
Receipt printer (Demo)	Used	1	Star	TSP600
Signature Pad	Used	1	TOPAZ	TLBK462HSBR
Fingerprint Reader	Used	1	Digital persona	4500
Logitech	Used	1	Webcam	V-UBE43
File Cabinets 3 draws	Used	2	IKEA	ERIK 401.129.15
File Cabinets 2 draws	Used	1	Staples
CPU	Used	1	HP	P6112P
Monitor	20"	1	HP	W2338H
Keyboard	Used	1	HP	KU 0841

Desk	71.5 x 30	1	Formica metal Frame
CPU	Used	1	DELL	Precision T3400
Monitor	16"	1	ViewSonic	VS11354
Monitor	15"	1	Acer	AL1916 Asd
Speakers	Used	1	Logitech	S120
Work Group Switch	Used	1	Linksys	E6o08W
2 Line Phone	Used	1	AT &T	992
2 Line Phone	Used	1	AT &T	992
Monitor	19"	1	DELL	REV A00
Monitor	19"	1	DELL	REV A00
CPU	Used	1	HP	Pavillion A43161
Keyboard	Used	1	HP	5335U
Desk	60 x 30	1	Wood
Monitor	15"	1	DELL	REV A03
CPU	Used	1	DELL	Dimencion 3000
PC Sound System	Used	1	ALTEC	AC533
2 Line Phone	Used	1	AT&T	992
Wireless Phone	Used	1	UNIDEN	6
File Cabines 5 Draws	Used	1	Staples
Monitor Touch Screen	12"	1	eLO
CPU			CPU
Monitor	18"		HP	2009m
CPU	Used		DELL	Optiplex 360
Surge Protection/Battery	Used	2	APC	ES 550
Formiaca Tables	30 x 30	8	Formica Frame
Formica Printer Caddy	15.5 x25.5	1
Formica Comp Desk	32 x 20
Organizer Shelf 16 Spaces	Used	1	IKEA	Expedit002.086.46
Neat Receipt Scanner/Printer	Used	1	Neat Receipts	SCSA4601EU
Scotch Tape Dispencer	Used	1	3M	3M
DSL Router	Used	1	Linjksys	BEFSR81
Netgear Switch	Used	1	Ntegear	GS605 v2
Memory Card Readr	Used	1	ScanDisk	RS-MMC-DV
2 Hole Puncher	Used	1	Corner office
Chairs	Used	10
Cloth Rack and hangers	Used	1	Target
Wall boards	Used	3	Staples
Books	Used	10	Many
Vacum Cleaner	Used	1	Eureka	The Boss
Refrigerator	Used	1	Magic Chef
USB Cord	New	5	ST LAB	USB-RS 232
Collar Printer Pet Detect (Demo)	New	1	Star	TSP700
Inventory for Resale
Manuals	New	9	K9Bytes
Web Cams	New	7	Microsoft	VX 5000
Magnetic Strip Reader	New	12	MAGTEK
Printer Receipts	New	26	Bluestar

PC Charge	New	5	Verifone
Consumables
Envelopes No. 10 security 2 Window	4 1/8 x 9 1/2	750	Office Depot	634-016
Envelopes No. 10	4 1/8 x 9 1/2	1000	Staples	187013
Ink Red Fluorescent	22 ml	3	Pitney Bowes	797Q
Ink Black Cartrige	New	1	HP	C4906A
Ink Yellow Cartridge	New	1	HP	C4905A
Ink Cyan Cartridge	New	1	HP	C4903A
ink Magenta Cartridge	New	1	HP	C4904A
Ink Cyan Cartrige	New	1	Epson	T0782
Ink Magenta Cartrige	New	1	Epson	T0783
Ink Yellow Cartrige	New	1	Epson	T0784
CD Cases	New	100	Meritline.com	P12WH1
CD -R Printable	New	150	Staples 700 MB	13172
ID Laminated Badges	New	2	Avery	2951

FLORIDA COOPERATING BUSINESS BROKERS ASSOCIATION

SCHEDULE ‘C’

Promissory Note (per Paragraph 1D):

By a duly executed Promissory Note, in a form reasonably acceptable to both parties, as set out in this Schedule made in favor of and to be delivered to Seller at closing, payable in One Hundred Twenty (120) equal consecutive monthly payments of $341.42, which includes interest at the rate of 6% per annum. The first payment shall be due and payable Thirty (30) days from Closing. This Promissory Note is subject to a Balloon payment of all remaining principal and interest in the approximate sum of $23710.44 on the 36th payment.

FINANCING NOTES:
All Seller financing shall have no prepayment penalty. Unpaid balance of any promissory note or other deferred indebtedness to be assumed by Buyer and mentioned above is approximate and verification copies of such must be provided as per paragraph 5 and Schedule E – Assumed Liabilities. Any adjustments thereto shall be made to the cash portion of the purchase price paid at closing.

SECURITY AGREEMENT:
At the time of Closing, Buyer shall execute a Promissory Note in favor of Seller, personally and individually guaranteed by all principals of Buyer, if Buyer is a corporation, or by all members and managers, if Buyer is a limited liability company, and with spousal joiner where applicable. Such note shall be secured by a standard form Security Agreement, giving Seller a lien against all assets purchased hereunder. Buyer shall further execute UCC-1 financing statement, and all other documents necessary to record the transaction. Collateral for the debt evidenced by the Promissory Note shall include the following:

A. All assets used in the Business as a going concern, including, but not limited to, those listed on Schedule A, together with all substitutions and replacements, as well as product inventory of the Business, Accounts  Receivable, and all records used as a going concern.

B. A collateral assignment of the Lease Agreement, as consented to by the landlord if required by the lease, indicating that a default in either the Promissory Note, if one exists, or the Lease Agreement by Buyer shall constitute a default in both, giving the Seller, at Seller’s option, the right to assume the Lease Agreement, re-enter the premises, and take control of the Business.

FLORIDA COOPERATING BUSINESS BROKERS ASSOCIATION

SCHEDULE ‘D’

Third Party Financing (per Paragraph 1E):

Buyer agrees as part of the purchase price to apply for $154,250 in third party financing.

Conventional Financing

Within ( ) days from the Effective Date per paragraph 45, Buyer shall, at their expense, apply for a loan of $ with an interest rate not to exceed % per annum, amortized over a period of ( ) years and due in no less than ( ) years.

Buyer will use best efforts to obtain such financing and will immediately notify Seller in writing of acceptance or rejection by lender. This Contract is contingent upon Buyer obtaining such financing. Buyer must furnish proof of a minimum of two (2) rejection letters from banks or other financial institutions as verification that Buyer financing has not been obtained.

Buyer agrees that if after forty-five (45) days, Buyer has been unable to obtain a commitment, the Seller shall have the option of (A) extending the financing period in writing for Seller, or (B) Seller may elect to terminate the Purchase Agreement and the Purchase Agreement shall be null and void and all deposits shall be returned promptly to Buyer.
SBA Financing Within Ten (10) days from the Effective Date per paragraph 45, Buyer shall, at their expense, apply for a loan of $154,250.00 with an interest rate not to exceed 6% per annum, amortized over a period of ten (10) years and due in no less than ten (10) years. Buyer will use best efforts to obtain such financing and will immediately notify Seller in writing of acceptance or rejection by lender. This Contract is contingent upon Buyer obtaining such financing. Buyer must furnish proof of a minimum of three (3) rejection letters from banks or other financial institutions as verification that Buyer financing has not been obtained.

Buyer agrees that if after forty-five (45) days, Buyer has been unable to obtain a commitment, the Seller shall have the option of (A) extending the financing period in writing for Seller, or (B) Seller may elect to terminate the Purchase Agreement and the Purchase Agreement shall be null and void and all deposits shall be promptly returned to Buyer.

It is agreed that Seller will provide all of the documents required by the SBA Lender in order to assist Buyer in obtaining the loan. Seller acknowledges and agrees that the due diligence period will be extended by the time required to obtain the SBA commitment. Seller also agrees the closing is contingent on the successful funding by the SBA lender. Seller agrees to return all deposits if Buyer cannot obtain a SBA loan, and Seller then has the option to (A) terminate the Purchase Agreement or (B) Buyer and Seller may agree, at Seller’s option, to renegotiate the Purchase Agreement. If Seller terminates the Purchase Agreement, the Purchase Agreement shall be null and void and all deposits shall be promptly returned to Buyer.

Seller shall submit all additional information requested by SBA lender in a timely manner.

RIDER ATTACHED TO AND MADE A PART OF THAT CERTAIN ASSET PURCHASE AND SALE CONTRACT (THE "CONTRACT")
SCHEDULE C
FOR THE PURCHASE OF THE ASSETS OF K9 BYTES, INC, BY AND BETWEEN TWIN PEAKS SOFTWARE, INC. (THE "PURCHASER" OR
"BUYER") AND
K9 BYTES, INC. (THE "SELLER”)

1.          In the event of a conflict between this Rider and the Contract to which it is attached, then, in all cases, the terms and conditions of this Rider shall control.

2.          At Schedule C, delete the first paragraph and insert the following:

"By a duly executed Promissory Note, in a form reasonably acceptable to both parties, as set out in this Schedule made in favor of and to be delivered to Seller at Closing, with a principal amount of $30,750.00, payable in equal monthly installments of principal and interest, with an interest rate of six percent (6%) per annum, amortized over ten (10) years. The monthly payment of principal and interest shall be $341.42. The first payment shall be due and payable thirty (30) days from Closing. This Promissory Note is subject to a Balloon payment of all remaining principal and interest on the 36th Payment."

At Schedule C, in the third paragraph, at the end of the first sentence, delete;

"personally and individually guaranteed by all principals of Buyer, if Buyer is a corporation, or by all members and managers, if Buyer is a limited liability company, :and with spousal joiner where applicable."

At Schedule C. in the third paragraph, delete the second sentence, and insert the following:                                            :

"Such Note shall be subordinate to any bank or other financial institution financing and shall be: secured by a stock pledge agreement of all issued and outstanding capital stock of Buyer."

Delete subparagraph A of Schedule C in its entirety.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SELLER:	PURCHASER:

K9 BYTES, INC.	TWIN PEAKS SOFTWARE, INC.
A Florida Corporation	an Illinois corporation

By: /s/ Joshua Candamo	By: /s/ Shaun Passley
Its: Joshua Candamo, President	Its: Shaun Passley, President

Addendum to Purchase and Sale Agreement
dated September 26, 2011 between
Twin Peaks Software, Inc and K9 Bytes, Inc, a Florida Corporation for the sale of the assets of K9 Bytes, Inc, a Florida Corporation.

The undersigned agree that the Buyer of K9 Bytes, Inc a Florida Corporation shall be K9 Bytes, Inc. an Illinois Corporation.

K9 Bytes, Inc, an Illinois Corporation shall replace Twin Peaks Software, Inc. in all occurrences in the Purchase and Sale Agreement, Schedules and Riders dated September 26, 2011 between Twin Peaks Software, Inc and K9 Bytes, Inc, a Florida Corporation for the sale of the assets of K9 Bytes, Inc, a Florida Corporation.

October 18, 2011

For K9 Bytes, Inc. A Florida Corporation	For Twin Peaks Software, Inc.
Joshua Candamo	Shaun Passley

Its: President	/s/ Shaun Passley
/s/ Joshua Candamo	Signature

For K9 Bytes, Inc. an Illinois Corporation
Shaun Passley
Its: President
/s/ Shaun Passley